As filed with the Securities and Exchange Commission on January 9, 1998.

                                        Registration No. 333-
=============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                             -------------------
                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                             -------------------
                              ACTIVISION, INC.
           (Exact name of registrant as specified in its charter)

               Delaware                              94-2606438
    (State or other jurisdiction of               (I.R.S. Employer
    incorporation or organization)               Identification No.)

                          3100 Ocean Park Boulevard
                       Santa Monica, California  90405
                               (310) 255-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             -------------------

                              Robert A. Kotick
              Chairman of the Board and Chief Executive Officer
                              ACTIVISION, INC.
                          3100 Ocean Park Boulevard
                       Santa Monica, California  90405
                               (310) 255-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                             -------------------

                                 Copies To:

               Robinson Silverman Pearce Aronsohn & Berman LLP
                         1290 Avenue of the Americas
                          New York, New York  10104
                   Attention:  Kenneth L. Henderson, Esq.
                       Telephone No.:  (212) 541-2000
                       Facsimile No.:  (212) 541-4630

      Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                       CALCULATION OF REGISTRATION FEE

                                    Proposed     Proposed
                                    Maximum      Maximum
 Title of Class         Amount      Offering     Aggregate     Amount of
 of Securities           to be       Price       Offering     Registration
to be Registered      Registered   Per Share(1)    Price          Fee
=============================================================================

Common Stock,
$.000001 par value. . 3,100,416    $17.0625      $52,900,848     $16,031
                       shares

(1) Estimated solely for purposes of calculating the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the reported last high and low sales prices on the Nasdaq National Market on January 2, 1998.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
=============================================================================
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
=============================================================================

                            SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED JANUARY 9, 1998




                              3,100,416 Shares


                              ACTIVISION, INC.


                                Common Stock

                              ----------------


         This Prospectus relates to 3,100,416 shares of Common Stock (the "Common Stock"), par value $.000001 per share, of Activision, Inc. (the "Company") being offered for the account of certain of the Company's stockholders (each a "Selling Stockholder" and collectively the "Selling Stockholders"). See "Selling Stockholders." The shares of Common Stock offered hereby were issued to the Selling Stockholders in connection with (i) the issuance by the Company to the holders of all of the issued and outstanding capital stock of Combined Distribution (Holdings) Limited ("CDH"), of 2,787,043 shares of Common Stock in exchange for all of the outstanding capital stock of CDH owned by such stockholders, and (ii) the issuance by the Company to the two holders of all of the issued and outstanding capital stock of NBG EDV Handels-und Verlags GmbH ("NBG") and Target Software Vertriebs GmbH ("Target"), of 263,048 shares of Common Stock in exchange for all of the outstanding capital stock of NBG and Target owned by such stockholders. In addition, 50,325 of the shares offered hereby are issuable on exercise of an option to purchase Common Stock issued by the Company in consideration of the cancellation of an option to purchase shares of CDH capital stock.

         The Company is a leading international publisher, developer and distributor of interactive entertainment software. The Company's products span a wide range of product genres, including action, adventure, strategy and simulation, and have included best selling titles such as MechWarrior 2, Hexen II, Nightmare Creatures, Heavy Gear, Dark Reign, Zork: Nemesis, Blood Omen, Pitfall and Shanghai. Since its founding in 1979, the Company has published hundreds of entertainment software products for a variety of personal computer ("PC") and console systems. See "The Company."

         The Common Stock is traded in the NASDAQ National Market System under the symbol "ATVI." On January 2, 1998, the last sale price for the Common Stock as reported on the NASDAQ National Market System was $16.3125 per share.

         No underwriting is being utilized in connection with this registration of Common Stock and, accordingly, the shares of Common Stock are being offered without underwriting discounts. The expenses of this registration will be paid by the Company. Normal brokerage commissions, discounts and fees will be payable by the Selling Stockholders.

         For a discussion of certain matters which should be considered by prospective investors, see "Risk Factors" commencing on page 3.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



          The date of this Prospectus is                   , 1998.

                                RISK FACTORS

    Before purchasing any of the shares of Common Stock offered hereby, prospective investors should carefully consider the following factors in addition to the other information in this Prospectus.

Fluctuations in Quarterly Results; Future Operating Results Uncertain;
Seasonality

    The Company's quarterly operating results have varied significantly in the past and will likely vary significantly in the future depending on numerous factors, several of which are not under the Company's control. Such factors include, but are not limited to, demand for the Company's products and those of its competitors, the size and rate of growth of the interactive entertainment software market, development and promotional expenses relating to the introduction of new products, changes in computing platforms, product returns, the timing of orders from major customers, delays in shipment, the level of price competition, the timing of product introduction by the Company and its competitors, product life cycles, software defects and other product quality problems, the level of the Company's international revenues, and personnel changes. In particular, during the past few fiscal years the Company's operating results for the quarters ended June 30 have been less favorable than in other quarters as a result of the release of fewer new products during the June 30 quarters in accordance with the Company's product release schedules. Products are generally shipped as orders are received, and consequently, the Company operates with little or no backlog. Net revenues in any quarter are, therefore, substantially dependent on orders booked and shipped in that quarter.

    The Company's expenses are based in part on the Company's product development and marketing budgets. Product development and marketing costs generally are expensed as incurred, which is often long before a product ever is released. In addition, a large portion of the Company's expenses are fixed. As the Company increases its development and marketing activities, current expenses will increase and, if sales from previously released products are below expectations, net income is likely to be disproportionately affected.

    Due to all of the foregoing, revenues and operating results for any future quarter are not predictable with any significant degree of accuracy. Accordingly, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

    The Company's business has experienced and is expected to continue to experience significant seasonality, in part due to consumer buying patterns. Net revenues and net income typically are significantly higher during the fourth calendar quarter, due primarily to the increased demand for consumer software during the year-end holiday buying season. Net revenues and net income in other quarters are generally lower and vary significantly as a result of new product introductions and other factors. The Company expects its net revenues and operating results to continue to reflect significant seasonality.

Dependence On New Product Development; Product Delays

    The Company's future success depends on the timely introduction of successful new products to replace declining revenues from older products. If, for any reason, revenues from new products were to fail to replace declining revenues from older products, the Company's business, operating results and financial condition would be materially and adversely affected. In addition, the Company believes that the competitive factors in the interactive entertainment software marketplace create the need for higher quality, distinctive products that incorporate increasingly sophisticated effects and the need to support product releases with increased marketing, resulting in higher development, acquisition and marketing costs. The lack of market acceptance or significant delay in the introduction of, or the presence of a defect in, one or more products could have a material adverse effect on the Company's business, operating results and financial condition, particularly in view of the seasonality of the Company's business. Further, because a large portion of a product's revenue generally is associated with initial shipments, the delay of a product introduction expected near the end of a fiscal quarter may have a material adverse effect on operating results for that quarter.

    The Company has, in the past, experienced significant delays in the introduction of certain new products. The timing and success of interactive entertainment products remain unpredictable due to the complexity of product development, including the uncertainty associated with technological developments. Although the Company has implemented substantial development controls, there likely will be delays in developing and introducing new products in the future. There can be no assurance that new products will be introduced on schedule, or at all, or that they will achieve market acceptance or generate significant revenues.

Reliance on Third Party Developers and Independent Contractors

    The percentage of products published by the Company that are developed by independent third party developers has increased over the last several fiscal years. From time to time, the Company also utilizes independent contractors for certain aspects of internal product development and production. The Company has less control over the scheduling and the quality of work by independent contractors and third party developers than that of its own employees. A delay in the work performed by independent contractors and third party developers or poor quality of such work may result in product delays. Although the Company intends to continue to rely in part on products that are developed primarily by its own employees, the Company's ability to grow its business and its future operating results will depend, in significant part, on the Company's continued ability to maintain relationships with skilled independent contractors and third party developers. There can be no assurance that the Company will be able to maintain such relationships.

Uncertainty of Market Acceptance; Short Product Life Cycles

    The market for entertainment systems and software has been characterized by shifts in consumer preferences and short product life cycles. Consumer preferences for entertainment software products are difficult to predict and few entertainment software products achieve sustained market acceptance. There can be no assurance that new products introduced by the Company will achieve any significant degree of market acceptance, that such acceptance will be sustained for any significant period, or that product life cycles will be sufficient to permit the Company to recoup development, marketing and other associated costs. In addition, if market acceptance is not achieved, the Company could be forced to accept substantial product returns to maintain its relationships with retailers and its access to distribution channels. Failure of new products to achieve or sustain market acceptance or product returns in excess of the Company's expectations would have a material adverse effect on the Company's business, operating results and financial condition.

Product Concentration; Dependence On Hit Products

    A key aspect of the Company's strategy is to focus its development and acquisition efforts on selected, high quality entertainment software products. The Company derives a significant portion of its revenues from a select number of high quality entertainment software products released each year, and many of these products have substantial production or acquisition costs and marketing budgets. During fiscal 1996 and 1997, one title accounted for approximately 49% and 13%, respectively, of the Company's consolidated net revenues. In addition, during fiscal 1997, one other title accounted for approximately 16% of the Company's consolidated net revenues. The Company anticipates that a limited number of products will continue to produce a disproportionate amount of revenues. Due to this dependence on a limited number of products, the failure of one or more of the Company's principal new releases to achieve anticipated results may have a material adverse effect on the Company's business, operating results and financial condition.

    The Company's strategy also includes as a key component developing and releasing products that have franchise value, such that sequels, enhancements and add-on products can be released over time, thereby extending the life of the property in the market. While the focus on franchise properties, if successful, results in extending product life cycles, it also results in the Company depending on a limited number of titles for its revenues. There can be no assurance that the Company's existing franchise titles can continue to be exploited as successfully as in the past. In addition, new products that the Company believes will have potential value as franchise properties may not achieve market acceptance and therefore may not be a basis for future releases.

Changes in Technology and Industry Standards

    The consumer software industry is undergoing rapid changes, including evolving industry standards, frequent new platform introductions and changes in consumer requirements and preferences. The introduction of new technologies, including operating systems such as Microsoft's Windows 95, technologies that support multi-player games, and new media formats such as on-line delivery and digital video disks ("DVD"), could render the Company's previously released products obsolete or unmarketable. The development cycle for products utilizing new operating systems, microprocessors or formats may be significantly longer than the Company's current development cycle for products on existing operating systems, microprocessors and formats and may require the Company to invest resources in products that may not become profitable. There can be no assurance that the mix of the Company's future product offerings will keep pace with technological changes or satisfy evolving consumer preferences, or that the Company will be successful in developing and marketing products for any future operating system or format. Failure to develop and introduce new products and product enhancements in a timely fashion could result in significant product returns and inventory obsolescence and could have a material adverse effect on the Company's business, operating results and financial condition.

Limited Protection of Intellectual Property and Proprietary Rights; Risk of Litigation

    The Company holds copyrights on its products, manuals, advertising and other materials and maintains trademark rights in the Company name, the Activision logo, and the names of products owned by the Company. The Company regards its software as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. Unauthorized copying is common within the software industry, and if a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results and financial condition could be adversely effected. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. As is common in the industry, from time to time the Company receives notices from third parties claiming infringement of intellectual property rights of such parties. The Company investigates these claims and responds as it deems appropriate. Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business, operating results and financial condition. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, operating results and financial condition.

    Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In selling its products, the Company relies primarily on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. Further, the Company enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries.

Risk of Software Defects

    Software products such as those offered by the Company frequently contain errors or defects. Despite extensive product testing, in the past the Company has released products with defects and has discovered software errors in certain of its product offerings after their introduction. In particular, the PC hardware environment is characterized by a wide variety of non-standard peripherals (such as sound cards and graphics cards) and configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. There can be no assurance that, despite testing by the Company, errors will not be found in new products or releases after commencement of commercial shipments, resulting in a loss of or delay in market acceptance, which could have a material adverse effect on the Company's business, operating results and financial condition.

Industry Competition; Competition For Shelf Space

    The interactive entertainment software industry is intensely competitive. Competition in the industry is principally based on product quality and features, the compatibility of products with popular platforms, company or product line brand name recognition, access to distribution channels, marketing effectiveness, reliability and ease of use, price and technical support. Significant financial resources also have become a competitive factor in the entertainment software industry, principally due to the substantial cost of product development and marketing that is required to support best-selling titles. In addition, competitors with broad product lines and popular titles typically have greater leverage with distributors and other customers who may be willing to promote titles with less consumer appeal in return for access to such competitor's most popular titles.

    The Company's competitors range from small companies with limited resources to large companies with substantially greater financial, technical and marketing resources than those of the Company. The Company's competitors currently include Electronic Arts, LucasArts, Microsoft, Sega, Nintendo, Sony, CUC, GT Interactive, Broderbund, Midway, Interplay, Virgin and Eidos, among many others.

    As competition increases, significant price competition, increased production costs and reduced profit margins may result. Prolonged price competition or reduced demand would have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, operating results and financial condition.

    Retailers typically have a limited amount of shelf space, and there is intense competition among entertainment software producers for adequate levels of shelf space and promotional support from retailers. As the number of entertainment software products increase, the competition for shelf space has intensified, resulting in greater leverage for retailers and distributors in negotiating terms of sale, including price discounts and product return policies. The Company's products constitute a relatively small percentage of a retailer's sale volume, and there can be no assurance that retailers will continue to purchase the Company's products or promote the Company's products with adequate levels of shelf space and promotional support.

Dependence on Distributors; Risk of Customer Business Failure; Product
Returns

    Certain mass market retailers have established exclusive buying relationships under which such retailers will buy consumer software only from one intermediary. In such instances, the price or other terms on which the Company sells to such retailers may be adversely effected by the terms imposed by such intermediary, or the Company may be unable to sell to such retailers on terms which the Company deems acceptable. The loss of, or significant reduction in sales attributable to, any of the Company's principal distributors or retailers could materially adversely effect the Company's business, operating results and financial condition.

    Distributors and retailers in the computer industry have from time to time experienced significant fluctuations in their businesses and there have been a number of business failures among these entities. The insolvency or business failure of any significant distributor or retailer of the Company's products could have a material adverse effect on the Company's business, operating results and financial condition. Sales are typically made on credit, with terms that vary depending upon the customer and the nature of the product. The Company does not hold collateral to secure payment. Although the Company has obtained insolvency risk insurance to protect against any bankruptcy filings that may be made by its customers, such insurance contains a significant deductible as well as a co-payment obligation, and the policy does not cover all instances of non-payment. In addition, the Company maintains a reserve for uncollectible receivables that it believes to be adequate, but the actual reserve which is maintained may not be sufficient in every circumstance. As a result of the foregoing, a payment default by a significant customer could have a material adverse effect on the Company's business, operating results and financial condition.

    The Company also is exposed to the risk of product returns from distributors and retailers. Although the Company provides reserves for returns that it believes are adequate, and although the Company's agreements with certain of its customers place certain limits on product returns, the Company could be forced to accept substantial product returns to maintain its relationships with retailers and its access to distribution channels.
Product returns that exceed the Company's reserves could have a material adverse effect on the Company's business, operating results and financial condition.

Dependence on Key Personnel

    The Company's success depends to a significant extent on the performance and continued service of its senior management and certain key employees. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Specifically, the Company may experience increased costs in order to attract and retain skilled employees. Although the Company generally enters into term employment agreements with its skilled employees and other key personnel, there can be no assurance that such employees will not leave the Company or compete against the Company.
The Company's failure to attract or retain qualified employees could have a material adverse effect on the Company's business, operating results and financial condition.

Risks Associated With International Operations; Currency Fluctuations

    International sales and licensing accounted for 28%, 23% and 50% of the Company's total revenues in the fiscal years 1995, 1996 and 1997, respectively. The Company intends to continue to expand its direct and indirect sales, marketing and localization activities worldwide. Such expansion will require significant management time and attention and financial resources in order to develop adequate international sales and support channels. There can be no assurance, however, that the Company will be able to maintain or increase international market demand for its products. International sales are subject to inherent risks, including the impact of possible recessionary environments in economies outside the United States, the costs of transferring and localizing products for foreign markets, longer receivable collection periods and greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, difficulties and costs of staffing and managing foreign operations, and political and economic instability. There can be no assurance that the Company will be able to sustain or increase international revenues or that the foregoing factors will not have a material adverse effect on the Company's future international revenues and, consequently, on the Company's business, operating results and financial condition. The Company currently does not engage in currency hedging activities. Although exposure to currency fluctuations to date has been insignificant, there can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse impact on revenues from international sales and licensing and thus the Company's business, operating results and financial condition.

Risks Associated with Acquisitions

    The Company intends to integrate the operations of its recently acquired CentreSoft, Ltd. ("CentreSoft"), a wholly owned subsidiary of CDH and NBG subsidiaries with its previously existing European operations. This process, as well as the process of managing two significant new operations, will require substantial management time and effort and could divert the attention of management from other matters. In addition, there is a risk of loss of key employees, customers and vendors of the newly acquired operations as well as existing operations as this process is implemented. There is no assurance that the Company will be successful in integrating these operations or that, if the operations are combined, there will not be adverse effects on its business.

    Consistent with its strategy to enhance distribution and product development capabilities, the Company intends to continue to pursue acquisitions of companies and intellectual property rights and other assets that can be acquired on acceptable terms and which the Company believes can be operated or exploited profitably. Some of these acquisition could be material in size and scope. While the Company will continually be searching for appropriate acquisition opportunities, there can be no assurance that the Company will be successful in identifying suitable acquisitions. If any potential acquisition opportunities are identified, there can be no assurance that the Company will consummate such acquisitions or if any such acquisition does occur, that it will be successful in enhancing the Company's business or be accretive to the Company's earnings. As the entertainment software business continues to consolidate, the Company faces significant competition in seeking acquisitions and may in the future face increased competition for acquisition opportunities, which may inhibit its ability to complete suitable transactions. Future acquisitions could also divert substantial management time, could result in short term reductions in earnings or special transaction or other charges and may be difficult to integrate with existing operations or assets.

    The Company may, in the future, issue additional shares of Common Stock in connection with one or more acquisitions, which may dilute its shareholders, including investors in the offering. Additionally, with respect to most of its future acquisitions, the Company's shareholders may not have an opportunity to review the financial statements of the entity being acquired or to vote on such acquisitions.

Risk of CentreSoft Vendor Defections; Vendor Concentration

    The Company's recently acquired CentreSoft subsidiary performs software distribution services in the United Kingdom and, via export, in other European territories for a variety of entertainment software publishers, many of which are competitors of the Company. These services are generally performed under limited term contracts some of which provide for cancellation in the event of a change of control. While the Company expects to use reasonable efforts to retain these vendors, there can be no assurance that the Company will be successful in this regard. The cancellation or non-renewal of one or more of these contracts could have a material adverse effect on the Company's business, operating results and financial condition. Three of CentreSoft's vendor accounted for 37%, 14% and 10%, respectively, of CentreSoft's net revenues in fiscal year 1997.


                                 THE COMPANY

    The Company is a leading international publisher, developer and distributor of interactive entertainment software. The Company's products span a wide range of product genres, including action, adventure, strategy and simulation, and have included best selling titles such as MechWarrior 2, Hexen II, Nightmare Creatures, Heavy Gear, Dark Reign, Zork: Nemesis, Blood Omen, Pitfall and Shanghai. Since its founding in 1979, the Company has published hundreds of entertainment software products for a variety of PC and console platforms. At present, the Company is focused on developing, acquiring and publishing CD-ROM products for PCs and for the Sony PlayStation console. The Company's strategy includes the following elements:

    Publish high quality titles. The Company seeks to differentiate its titles through the highest quality production values and superior gaming play, supported by comprehensive trade and consumer marketing programs coordinated with product releases. Accordingly, the Company must support the development, production, acquisition and marketing of its titles with the resources necessary to create best selling products. In order to reduce the financial risks associated with the higher development and marketing budgets required to support this strategy, the Company pursues a balance between internally and externally developed titles; between products based on proven technology and newer technology; and between PC and PlayStation products.

    Focus on franchise properties. The Company focuses its publishing and developing activities principally on titles that are, or have the potential to become, franchise properties with sustainable consumer appeal and brand recognition. These titles can thereby serve as the basis for sequels, prequels, mission packs and other add-ons and related new titles that can be released over an extended period of time. The Company believes that the publishing and distribution of products based in large part on franchise properties will enhance revenue predictability. The Company currently is publishing products based on several franchise properties, including Quake, Hexen, Zork, Pitfall and Shanghai. The Company also has rights to several other properties that it believes will have franchise value, including Heavy Gear, Dark Reign, Battlezone, Heretic and Nightmare Creatures.

    Expand direct distribution capabilities. In North America, the Company's products are sold primarily on a direct basis to major computer and software retailing organizations, consumer electronic stores and discount warehouses. In international territories, the Company's products are sold both direct to retail and through third party distribution and licensing arrangements. In order to maximize the revenues to be generated by each of its products, the Company is expanding its worldwide direct distribution capabilities. The Company believes that a dedicated internal sales force and direct distribution to retailers provide significant competitive advantages, including the ability to compete more effectively for shelf space, to create additional point-of-sale promotional opportunities, to more properly manage inventory levels, and to increase margins by eliminating third party distributors. Consistent with this strategy, the Company has concluded several acquisitions in recent months including the acquisitions of CentreSoft, NBG and Take Us! Marketing & Consulting GmbH, in an effort to bolster its direct distribution capabilities in international markets.

    Continue to grow OEM revenues. The Company also generates significant revenue throughout the world as a result of arrangements with OEMs, in which the Company's titles are sold together with hardware or peripheral devices manufactured by the OEM. The Company believes that OEM bundle arrangements expand the distribution of its titles to a broader and more diverse audience, and it intends to continue aggressively pursuing these arrangements.

    Enhance Product Flow. In order to expand the Company's library of titles, intellectual property rights and talent base, the Company is actively engaged in the exploration of acquisition opportunities in the software development business. Consistent with this strategy, in August 1997 the Company acquired Raven Software Corporation ("Raven"), an entertainment software developer based in Madison, Wisconsin that has created numerous best selling titles, including Heretic, Hexen: Beyond Heretic and Hexen II. In addition, in order to create a closer relationship with independent developers, the Company from time to time makes investments and acquires minority equity interests in independent developers at the same time as it acquires publishing rights to the developer's products.

    The Company's principal executive offices are located at 3100 Ocean Park Blvd., Santa Monica, California 90405, and its telephone number is (310) 255-2000. The Company also maintains offices in the United Kingdom, Japan, Australia, Germany and Madison, Wisconsin. The Company's World Wide Web home page is located at http://www.activision.com.


                               USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Common Stock being offered hereby for the account of the Selling
Stockholders.


                            SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock by the Selling Stockholders as of January 5, 1998, and the number of shares of Common Stock being offered by this Prospectus.
                               Beneficial Ownership of
                                  Common Stock Prior
                                   to the Offering
                           ------------------------------    Number of Shares
Name and Address of        Number of Shares    Percentage    of Common Stock
Selling Stockholder                             of Class      Being Offered
-------------------        ----------------    ----------    ----------------

Close Securities Limited
36 Great St. Helen's
London EC3A 6AP                    1,126,130       7.1%        1,126,130

Andrew R. Waterhouse
9 Spring Lane
Hockley Heath, Solihull B94 6QX      398,619       2.5%          398,619

David Neal
1 Teasal Close
Boughton Vale, Rugby CV23 OTS        166,091       1.1%          166,091

Gary C. Hawkins
5 The Sycamores
Vesey Close, Walsall Road
Sutton Coldfield B74 4QL              99,655        (1)           99,655

Norman C. Brown
21 Amington Close, Four Oaks
Sutton Coldfield B75 5UB             398,619       2.5%          398,619

Richard A. Steele
213 Station Road
Knowle, Solihill B93 OPU             398,619       2.5%          398,619

Roger G. Swindells
Amberley, Back Lane, Shustoke
Near Coleshill
West Midlands B46 2AW                 99,655        (1)           99,655

Steven G. Varnish
Squires House, Valley Lane
Bitteswell
Leicestershire LE17 4SW               99,655        (1)           99,655

Simon A. Hunt
3 Arthur Road, Edgbaston
Birmingham, B15 2UW                50,325(2)        (1)           50,325

Detlef Erhardt
Fasanenwerg 3, D-93133
Burglengenfeld, Germany              131,524        (1)          131,524

Ingrid Herrmann
Fasanenwerg 3, D-93133
Burglengenfeld, Germany              131,524        (1)          131,524

All Selling Stockholders
  as a group                       3,100,416      19.7%        3,100,416

____________
(1)  Less than 1%.
(2) Shares are issuable on exercise of an option, exercisable at any time prior to July 31, 2001, at $.01 per share.

     The Company has entered into a share exchange agreement (the "CDH Share Exchange Agreement") with all of the holders of the outstanding capital stock of CDH and the holder of an option to purchase capital stock of CDH, and has entered into a share exchange agreement (the "NBG Share Exchange Agreement") with Detlef Erhardt and Ingrid Hermann, the sole stockholders of NBG and Target. Other than such contracts, none of the Selling Stockholders has had a material relationship with the Company within the past three years. However, the Company utilized CentreSoft and NBG as local distributors in their respective territories prior to the recent acquisition of such companies.

     The transactions contemplated by the CDH Share Exchange Agreement and the NBG Share Exchange Agreement were consummated on November 26, 1997. Pursuant to the CDH Share Exchange Agreement and the NBG Share Exchange Agreement, respectively, the Selling Stockholders agreed not to sell, pledge, gift, hypothecate or otherwise dispose of shares of Common Stock received in the respective transactions until the issuance by the Company of its first earnings press release including at least thirty days of combined operations of the Company and CDH (in the case of the Selling Stockholders who are former holders of CDH capital stock or stock options) and the Company and NBG (in the case of the Selling Stockholders who are former holders of capital stock of NBG and Target).

     In order to ensure that the representations, warranties and covenants made by the CDH stockholders and option holder under the CDH Share Exchange Agreement are not breached, and in order to provide a source of indemnification to the Company pursuant to such agreement, such former CDH stockholders deposited in escrow pursuant to a warranty escrow agreement a total of 209,029 shares of Common Stock, and such former CDH option holder deposited into the escrow an option to purchase 3,775 shares of Common Stock and agreed to deposit, if the option is exercised, an equal number of shares of Common Stock, to be held until the earlier of (1) the date on which the first audited results of the combined enterprises' financial statements are published, (2) June 30, 1998, or (3) the date set forth in a written direction executed by the Company and the former CDH stockholders and option holder.

     In order to ensure that the representations, warranties and covenants made by the NBG stockholders under the NBG Share Exchange Agreement are not breached, and in order to provide a source of indemnification to the Company pursuant to such agreement, Detlef Erhardt and Ingrid Herrmann, the former NBG stockholders, deposited in escrow pursuant to a warranty escrow agreement a total of 26,304 shares of Common Stock, to be held until the earlier of (1) the date on which the first audited results of the combined enterprises' financial statements are published, or (2) November 26, 1998, (3) the date set forth in a written direction executed by the Company and the former NBG stockholders.


                        DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 55,000,000 shares of capital stock, $.000001 par value, consisting of 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. As of January 5, 1998, approximately 18,854,610 shares of Common Stock were outstanding. The Common Stock is listed in the NASDAQ National Market System under the symbol "ATVI."

     Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election. Subject to preferences which may be applicable to any outstanding shares of preferred stock, holders of Common Stock are entitled to such distributions as may be declared from time to time by directors of the Company out of funds legally available therefor. The Company has not paid, and has no current plans to pay, dividends on its Common Stock. The Company intends to retain all earnings for use in its business.

     Holders of Common Stock have no conversion, redemption or preemptive rights to subscribe to any securities of the Company. All outstanding shares of Common Stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors and preferences applicable to outstanding shares of preferred stock.

     The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any outstanding shares of preferred stock. At present, no shares of preferred stock are outstanding. As of January 5, 1998, the Company had approximately 5,000 stockholders of record, excluding banks, brokers and depository companies that are stockholders of record for the account of beneficial owners.

     The transfer agent for the Common Stock of the Company is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.


                            PLAN OF DISTRIBUTION

     The Common Stock may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to the Prospectus, as supplemented, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus, as supplemented. From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith.

     From time to time Selling Stockholders may pledge their shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a Selling Stockholder, the broker may offer and sell the pledged shares of Common Stock from time to time as described above.

     All expenses of registration of the Common Stock (other than commissions and discounts of underwriters, dealers or agents), estimated to be approximately $37,000, shall be borne by the Company. As and when the Company is required to update this Prospectus, it may incur additional expenses in excess of this estimated amount.


                                LEGAL MATTERS

     Certain legal matters in connection with the shares of Common Stock offered hereby will be passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York 10104.


                                   EXPERTS

     The consolidated financial statements and financial statement schedule of the Company and its subsidiaries as of March 31, 1996 and for the years ended March 31, 1996 and 1995 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 have been audited by Coopers & Lybrand LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and financial statement schedule of the Company and its subsidiaries as of March 31, 1997 and for the year ended March 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Combined Distribution (Holdings) Limited and subsidiaries as of April 30, 1997 and the period June 28, 1996 (inception) to April 30, 1997 have been incorporated by reference herein and in the Registration Statement in reliance on the report of Grant Thornton, independent auditors, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of the Company and its subsidiaries as of March 31, 1996 and for the years ended March 31, 1996 and 1995 incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated January 6, 1998 have been audited by Coopers & Lybrand LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The supplemental consolidated financial statements of the Company and its subsidiaries as of March 31, 1997 and for the year ended March 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and Grant Thornton, independent auditors, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.



                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and can also be obtained electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval system at the SEC's Web site (http://www.sec.gov). The Company's Common Stock is listed on the Nasdaq National Market and copies of such reports and other information can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the SEC a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof, which may be inspected and copied at the public reference facilities of the SEC referred to above. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the full text of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company furnishes stockholders with annual reports containing audited financial statements and with proxy material for its annual meetings complying with the proxy requirements of the Exchange Act.


                     DOCUMENTS INCORPORATED BY REFERENCE

     The following documents which have been filed by the Company with the SEC are incorporated in this Prospectus by reference:

     1. The Company's Annual Report on Form 10-K for the year ended March 31, 1997, which contains audited consolidated balance sheets of the Company and subsidiaries as of March 31, 1997 and 1996, and related consolidated statements of income, shareholders equity and cash flows for the years ended March 31, 1997, 1996 and 1995.

     2. The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1997 and September 30, 1997.

     3. The Company's Current Report on Form 8-K filed December 5, 1997, with respect to the acquisition of CDH and NBG.

     4. Amendment No. 1 to the Company's Current Report on Form 8-K, filed on December 12, 1997, containing certain financial statements relating to CDH and the acquisition of CDH.

     5. The Company's Current Report on Form 8-K, filed December 23, 1997, with respect to the Company's $60,000,00 Convertible Subordinated Notes issuance.

     6. The Company's Current Report on Form 8-K, dated January 6, 1998, containing certain restated financial statements.

     7. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 1997.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents.

     Any statement contained herein or in a document which is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in any subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such prior statement.

     This Prospectus incorporates documents by reference which are not presented or delivered herewith. These documents are available upon written or oral request from the Company, without charge, to each person to whom a copy of this Prospectus has been delivered, other than exhibits to those documents. Requests should be directed to the Office of the Secretary, Activision, Inc., 3100 Ocean Park Boulevard, Santa Monica, California 90405 (telephone (310) 255-2000).










              [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

=============================================================================


     No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer of solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer of solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                      ---------------------------------


                              TABLE OF CONTENTS

                                                                         Page
                                                                         ----

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . 13

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . 15

Documents Incorporated by
   Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

                      ---------------------------------





                              3,100,416 Shares




                              ACTIVISION, INC.


                                Common Stock







                                 ----------
                                 PROSPECTUS
                                 ----------


                              __________, 1998



=============================================================================

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          The following table itemizes the expenses incurred by the Company in connection with the offering of the Common Stock being registered. All the amounts shown are estimates except the Securities and Exchange Commission (the "Commission") registration fee.

                 Item                                                 Amount
                 ----                                                 ------
   Registration Fee - Securities and Exchange Commission . . . . .   $17,500

   Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . .     7,500

   Accounting Fees and Expenses. . . . . . . . . . . . . . . . . .    12,000
                                                                     -------

            TOTAL. . . . . . . . . . . . . . . . . . . . . . . . .   $37,000
                                                                     =======

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law ("DGCL"), paragraph B of Article SIXTH of the Company's Amended and Restated Certificate of Incorporation and paragraph 5 of Article VII of the Company's By-laws provide for the indemnification of the Company's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     Paragraph B of Article SIXTH of the Amended and Restated Certificate of Incorporation provides mandatory indemnification rights to any officer or director of the Company who, by reason of the fact that he or she is an officer or director of the Company, is involved in a legal proceeding of any nature. Such indemnification rights shall include reimbursement for expenses incurred by such officer or director in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL. Paragraph 5 of Article VII of the Company's By-laws currently provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

     Paragraph A of Article SIXTH of the Amended and Restated Certificate of Incorporation contains a provision which eliminates the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from negligent (except as indicated above) and "grossly" negligent actions taken in the performance of their duty of care, including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

     It is currently unclear as a matter of law what impact these provisions will have regarding securities law violations. The Commission takes the position that indemnification of directors, officers and controlling persons against liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and therefore is unenforceable.


Item 16.  Exhibits

     (a)  Exhibits:

      5.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP as to legality of securities being registered.

     23.1 Consent of Robinson Silverman Pearce Aronsohn & Berman LLP (included as part of Exhibit 5.1).

     23.2 Consent of Coopers & Lybrand LLP.

     23.3 Consent of KPMG Peat Marwick LLP.

     23.4 Consent of KPMG Peat Marwick LLP.

     23.5 Consent of Grant Thornton.

     24.1 Power of attorney (included on signature page).


Item 17.  Undertakings

     The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company hereby further undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on January 5, 1998.

ACTIVISION, INC.

By:/s/ Robert A. Kotick
   --------------------------------------
    Robert A. Kotick, Chairman and
    Chief Executive Officer

                              POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert A. Kotick and Brian G. Kelly, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Name                          Title                         Date
       ----                          -----                         ----

/s/ Robert A. Kotick      Chairman, Chief Executive Officer  January 5, 1998
-----------------------    (Principal Executive Officer)
(Robert A. Kotick)          and Director

/s/ Brian G. Kelly        Chief Operating Officer,           January 5, 1998
-----------------------     President and Director
(Brian G. Kelly)

/s/ Barry J. Plaga        Chief Financial Officer            January 5, 1998
-----------------------    (Principal Financial and
(Barry J. Plaga)            Accounting Officer)

/s/ Harold A. Brown       Director                           January 5, 1998
-----------------------
(Harold A. Brown)

/s/ Barbara S. Isgur      Director                           January 5, 1998
-----------------------
(Barbara S. Isgur)

/s/ Steven T. Mayer       Director                           January 5, 1998
-----------------------
(Steven T. Mayer)

/s/ Robert J. Morgado     Director                           January 5, 1998
-----------------------
(Robert J. Morgado)

                                EXHIBIT INDEX



                                                                  Page Number
                                                                   in Signed
                                                                 Registration
 Exhibit No.            Description                                Statement
 ----------             -----------                              ------------

    5.1       Opinion of Robinson Silverman Pearce Aronsohn &
              Berman LLP as to legality of securities being registered

   23.1       Consent of Robinson Silverman Pearce Aronsohn &
              Berman LLP (included as part of Exhibit 5.1)

   23.2       Consent of Coopers & Lybrand LLP

   23.3       Consent of KPMG Peat Marwick LLP

   23.4       Consent of KPMG Peat Marwick LLP

   23.5       Consent of Grant Thornton

   24.1       Power of attorney (included on signature page)